                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A


                       AMENDMENT NO. 2 TO CURRENT REPORT





                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported): September 18, 2001

                          ACTIVE IQ TECHNOLOGIES, INC.

               (Exact Name of Registrant as Specified in Charter)


         Minnesota                      0-27968                41-2004369
----------------------------          ------------         -------------------
(State or Other Jurisdiction          (Commission             (IRS Employer
     of Incorporation)                File Number)         Identification No.)



   5720 Smetana Drive, Suite 101
       Minnetonka, Minnesota                                       55343



               (Address of Principal Executive Offices) (Zip Code)

       Registrant's telephone number, including area code: (952) 449-5000

          (Former Name or Former Address, if Changed Since Last Report)

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

Pursuant to an Agreement and Plan of Merger dated August 30, 2001 (the "Merger Agreement"), by and among the Registrant; CBS Acquisition, Inc., a Minnesota corporation and a wholly owned subsidiary of Registrant ("Merger Sub"); and Champion Business Systems, Inc., a Colorado corporation, ("Champion"), Merger Sub merged with and into Champion, and Champion became a wholly owned subsidiary of the Registrant. The merger became effective September 18, 2001 (the "Effective Date"). Prior to the date of the Agreement, there was no relationship between Champion or its shareholders and the Registrant or its affiliates, officers and directors or any of their respective associates. Champion develops and markets small business desktop accounting software.

Pursuant to the Merger Agreement, as of the Effective Date, all of the common stock of Champion, issued and outstanding immediately prior to the Effective Date ("Champion's Shares") was converted into the right to receive an aggregate of $3,000,000 in the form of: (i) such number of shares of Common Stock of Registrant (the "Common Shares"), up to the number of shares equal to a market value of no more than One Million Five Hundred Thousand Dollars ($1,500,000), determined by the average of the closing bid and ask prices during the 10 trading days preceding the Effective Date, as reported on the Nasdaq SmallCap Market System, and (ii) the remaining amount (the "Cash") payable as follows:
(i) One-third (1/3) of the Cash paid immediately, and (ii) the remaining two-thirds (2/3) payable four equal installments, each due on the 4, 8, 12 and 16-month anniversaries of the Effective Date, as evidenced by promissory notes, secured by Registrant's shares in Champion.

The Company filed a current report on Form 8-K on September 18, 2001 to announce the Agreement and Plan of Merger. The Company is filing this amendment No. 1 on Form 8-K/A to Form 8-K to include financial statements and pro forma financial information required by Item 7 of Form 8-K.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(a) Financial Statements of Business Acquired


Report of Independent Public Accountants                                     F-1

1.  Balance Sheets as of December 31, 2000 and 1999                          F-2

2.  Statements of Operations for the years ended
    December 31, 2000 and 1999                                               F-3

3.  Statements of Stockholders' Deficit for the years ended
    December 31, 2000 and 1999                                               F-4

4.  Statements of Cash Flows for the years ended
    December 31, 2000 and 1999                                               F-5

5.  Notes to Financial Statements                                    F-6 to F-12

6.  Balance Sheet as of June 30, 2001 (unaudited)                           F-13

7.  Statements of Operations for the six months
    ended June 30, 2001 and 2000 (unaudited)                                F-14

8.  Statement of Stockholders' Deficit for the six months
    ended June 30, 2001 (unaudited)                                         F-15

9.  Statements of Cash Flows for the six months ended
    June 30, 2001 and 2000 (unaudited)                                      F-16

10. Notes to Financial Statements (unaudited)                      F-17 and F-18


(b) Pro Forma Financial Information

1.  Unaudited Pro Forma Combined Financial Information                      F-19

2.  Unaudited Pro Forma Combined Balance Sheet
    as of June 30, 2001                                                     F-20

3.  Unaudited Pro Forma Combined Statements of Operations
       For the year ended December 31, 2000                                 F-21
       For the six months ended June 30, 2001                               F-22

4.  Notes to Unaudited Pro Forma Combined Financial Information    F-23 and F-24


(c) Exhibits

23.1 Consent of Virchow, Krause & Company, LLP

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To Champion Business Systems, Inc.:

We have audited the accompanying balance sheets of Champion Business Systems, Inc. as of December 31, 2000 and 1999, and the related statements of operations, stockholders' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Champion Business Systems, Inc. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.


                                            S/ VIRCHOW, KRAUSE & COMPANY, LLP


Minneapolis, Minnesota
October 12, 2001

                         CHAMPION BUSINESS SYSTEMS, INC.
                                 BALANCE SHEETS
                           DECEMBER 31, 2000 AND 1999


                                                                                       2000           1999
                                                                                       ----           ----
                              ASSETS
Current assets:
  Cash and cash equivalents                                                      $     8,088       $  53,057
  Accounts receivable, net                                                            41,509          93,435
  Inventories                                                                         44,208          31,576
  Other current assets                                                                23,229          34,247
                                                                                 -----------       ---------
    Total current assets                                                             117,034         212,315
                                                                                 -----------       ---------
PROPERTY AND EQUIPMENT, NET                                                           31,219          13,397
                                                                                 -----------       ---------
OTHER ASSETS:
  Software development costs, net                                                    544,113         567,191
  Deposits                                                                            10,980          10,980
                                                                                 -----------       ---------
    Total other assets                                                               555,093         578,171
                                                                                 -----------       ---------
                                                                                 $   703,346       $ 803,883
                                                                                 ===========       =========
              LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Line of credit - bank                                                          $    20,000       $  55,000
  Current portion of long-term debt                                                   77,527         102,640
  Accounts payable                                                                    91,918          98,278
  Accrued payroll and related withholdings                                            65,718          43,866
  Deferred revenue                                                                   528,750         590,892
  Other current liabilities                                                           13,877          33,336
                                                                                 -----------       ---------
    Total current liabilities                                                        797,790         924,012

LONG-TERM DEBT, NET OF CURRENT PORTION                                                     0          50,298
                                                                                 -----------       ---------
  Total liabilities                                                                  797,790         974,310
                                                                                 -----------       ---------
STOCKHOLDERS' DEFICIT:
  Convertible Preferred Stock, $.0001 par value, 600,000 shares authorized,
    0 and 572,700 shares issued and outstanding                                            0              57
  Common stock, $.0001 par value, 50,000,000 shares authorized,
    6,383,849 and 3,183,849 shares issued and outstanding                                638             318
  Additional paid in capital                                                       1,501,417         801,680
  Accumulated deficit                                                             (1,596,499)       (972,482)
                                                                                 -----------       ---------
    Total stockholders' deficit                                                      (94,444)       (170,427)
                                                                                 -----------       ---------
                                                                                 $   703,346       $ 803,883
                                                                                 ===========       =========

                 See accompanying notes to financial statements.

                         CHAMPION BUSINESS SYSTEMS, INC.
                            STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999


                                                               2000                       1999
                                                               ----                       ----
                                                    Amount            Percent      Amount       Percent
                                                    ------            -------      ------       -------
REVENUES:
  Software and license fees                       $   509,455          29.8     $  857,236        39.4
  Maintenance and other                             1,197,615          70.2      1,316,985        60.6
                                                  -----------         -----     ----------        ----
    Total revenues                                  1,707,070         100.0      2,174,221       100.0
                                                  -----------         -----     ----------        ----
OPERATING EXPENSES:
  Selling, general and administrative               1,663,049          97.3      1,530,397        70.4
  Research and development                             12,843           0.8         96,211         4.4
  Amortization of software development costs          327,694          19.2        247,010        11.4
  Depreciation and amortization                         7,910           0.5          6,566         0.3
  Write-down of software due to impairment            304,184          17.8              0         0.0
                                                  -----------         -----     ----------        ----
     Total operating expenses                       2,315,680         135.6      1,880,184        86.5
                                                  -----------         -----     ----------        ----
INCOME (LOSS) FROM OPERATIONS                        (608,610)        (35.6)       294,037        13.5

INTEREST EXPENSE                                      (15,407)         (0.9)       (21,521)       (1.0)
                                                  -----------         -----     ----------        ----
INCOME (LOSS) BEFORE INCOME TAXES                    (624,017)        (36.5)       272,516        12.5

PROVISION FOR INCOME TAXES                                  0           0.0              0         0.0
                                                  -----------         -----     ----------        ----
NET INCOME (LOSS)                                 $  (624,017)        (36.5)    $  272,516        12.5
                                                  ===========         =====     ==========        ====


                 See accompanying notes to financial statements.

                         CHAMPION BUSINESS SYSTEMS, INC.
                       STATEMENTS OF STOCKHOLDERS' DEFICIT
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999


                         Convertible
                       Preferred Stock         Common Stock         Additional       Accumulated       Treasury Stock
                      Shares      Amount     Shares      Amount   Paid in Capital      Deficit       Shares      Amount       Total
                      ------      ------     ------      ------   ---------------      -------       ------      ------       -----
BALANCE -
 DECEMBER 31, 1998     572,700      $ 57    3,715,825     $371      $  806,947      $(1,244,998)   (531,976)   $(5,320)   $(442,943)

 Retirement of
  treasury shares                            (531,976)     (53)         (5,267)                     531,976      5,320            0

 Net income                 --        --           --       --                          272,516          --         --      272,516
                      --------      ----    ---------     ----      ----------      -----------    --------    ------    ---------
BALANCE -
 DECEMBER 31, 1999     572,700        57    3,183,849      318         801,680         (972,482)          0         0     (170,427)

 Conversion of
  preferred stock     (572,700)      (57)   1,000,000      100             (43)                                                   0

 Sales of
  common stock                              2,200,000      220         699,780                                              700,000

 Net loss                   --        --           --       --                         (624,017)         --        --     (624,017)
                      --------      ----    ---------     ----      ----------      -----------    --------    ------    ---------
BALANCE -
 DECEMBER 31, 2000           0      $  0    6,383,849     $638      $1,501,417      $(1,596,499)          0    $    0    $ (94,444)
                      ========      ====    =========     ====      ==========      ===========    ========    ======    =========


                See accompanying notes to financial statements.

                         CHAMPION BUSINESS SYSTEMS, INC.
                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999


                                                             2000            1999
                                                             ----            ----
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                       $(624,017)      $ 272,516
  Adjustments to reconcile net income (loss) to
  cash flows from operating activities:
   Amortization of software development costs               327,694         247,010
   Depreciation and amortization                              7,910           6,566
   Write-down of software due to impairment                 304,184               0
   Reduction of long-term debt for revenues earned          (11,860)        (29,903)
    Changes in operating assets and liabilities:
     Accounts receivable, net                                51,926           9,614
     Inventories                                            (12,632)          2,886
     Other current assets                                    11,018         (34,247)
     Accounts payable                                        (6,360)       (102,911)
     Accrued payroll and related withholdings                21,852           7,766
     Deferred revenue                                       (62,142)        (17,495)
     Other current liabilities                              (19,459)         (4,437)
                                                          ---------       ---------
      Cash flows from operating activities                  (11,886)        357,365
                                                          ---------       ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment                       (25,732)         (9,654)
  Payments for software development costs                  (608,800)       (406,108)
                                                          ---------       ---------
      Cash flows from investing activities                 (634,532)       (415,762)
                                                          ---------       ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net advances (repayments) on line of credit - bank        (35,000)         55,000
  Payments on long-term debt                                (63,551)        (80,898)
  Proceeds from sales of common stock                       700,000               0
                                                          ---------       ---------
      Cash flows from financing activities                  601,449         (25,898)
                                                          ---------       ---------
DECREASE IN CASH AND CASH EQUIVALENTS                       (44,969)        (84,295)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                 53,057         137,352
                                                          ---------       ---------
CASH AND CASH EQUIVALENTS, END OF YEAR                    $   8,088       $  53,057
                                                          =========       =========
SUPPLEMENTAL CASH FLOWS INFORMATION:
  Cash paid for interest                                  $  15,407       $  21,521
  Cash paid for income taxes                              $       0       $       0


                See accompanying notes to financial statements.

                         CHAMPION BUSINESS SYSTEMS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999


(1) NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS - Champion Business Systems, Inc. (the Company) was incorporated in Colorado in June 1981. The Company develops and services accounting and financial management software for small business customers throughout the United States.

CASH AND CASH EQUIVALENTS - The Company includes as cash equivalents certificates of deposit and all other investments with maturities of three months or less when purchased which are readily convertible into known amounts of cash. The Company maintains its cash in high quality financial institutions. The balances, at times, may exceed federally insured limits.

ACCOUNTS RECEIVABLE - Accounts receivable have been reduced by an allowance for uncollectible accounts of $5,000 at December 31, 2000 and 1999. The Company considers all accounts receivable in excess of the allowance to be fully collectible. If accounts receivable in excess of the provided allowance are determined uncollectible, they are charged to operations in the year that determination is made. The Company extends unsecured credit to customers in the normal course of business.

INVENTORIES - Inventories consist principally of manuals for the various software modules, stocked software and shipping supplies. Inventory is recorded at the lower of cost (first-in, first-out) or market.

DEPRECIATION - Property and equipment are recorded at cost. Depreciation is provided for using the straight-line method over estimated useful lives of five years. Leasehold improvements are amortized over the shorter of the lease life or the estimated useful life. Maintenance, repairs and minor renewals are expensed when incurred.

REVENUE RECOGNITION - Product revenues are recognized upon shipment of the software product only if no significant Company obligations remain, the fee is fixed or determinable and collection of the resulting receivable is deemed probable. Revenue from services is recognized when the service is provided. Maintenance revenue is recognized ratably over the contract period. Deferred revenue represents payment received for maintenance contracts. Provisions are recorded for returns.

SOFTWARE DEVELOPMENT COSTS - Statement of Financial Accounting Standards (SFAS) No. 86 "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed" requires software development costs to be expensed as incurred until technological feasibility is established. Software development costs incurred subsequent to establishing technological feasibility are capitalized and amortized over their estimated useful lives. The establishment of technological feasibility and the

                         CHAMPION BUSINESS SYSTEMS, INC.
                    NOTES TO FINANCIAL STATEMENTS - CONTINUED
                           DECEMBER 31, 2000 AND 1999

ongoing assessment of the recoverability of these costs requires considerable judgment by management with respect to certain external factors such as anticipated future revenue, estimated economic life, and changes in software and hardware technologies. The Company capitalized $608,800 and $406,108 of software development costs during the years ended December 31, 2000 and 1999. In addition, the Company expensed certain software and development costs as research and development since such costs were incurred during the preliminary project stage.


Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net undiscounted cash flows expected to be generated by the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. During the years ended December 31, 2000 and 1999, the Company recorded charges of $304,184 and $0, related to impairment of long-lived assets specifically, software development costs. The specific software's estimated future revenues were estimated to be less than the carrying amount of the software development costs due to changes in software technologies.


RESEARCH AND DEVELOPMENT COSTS - Research and development costs are expensed as incurred.

ADVERTISING COSTS - Advertising costs are charged to expense as incurred. Advertising expense for the years ended December 31, 2000 and 1999 was $11,037 and $1,966.

STOCK-BASED COMPENSATION - The Company uses the intrinsic value-based method prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for employee stock options. Under the intrinsic value method, compensation expense is recorded only to the extent that the market price of the common stock exceeds the exercise price of the stock option on the date of grant.

INCOME TAXES - The Company accounts for income taxes using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized at the enacted rates for the future tax consequences attributable to differences between the financial statement carrying amounts of existing tax assets and liabilities and their respective tax basis. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

MANAGEMENT'S USE OF ESTIMATES - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of

                         CHAMPION BUSINESS SYSTEMS, INC.
                    NOTES TO FINANCIAL STATEMENTS - CONTINUED
                           DECEMBER 31, 2000 AND 1999

assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS - Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, is effective for years beginning after June 15, 2000. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge criteria are met. Special accounting for qualifying hedges allows a derivative's gains or losses to offset related results on the hedged item in the statement of operations and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. The adoption of SFAS No. 133 will not have a material effect on the Company's financial position or results or operations.

In June 2001, the FASB issued SFAS No. 141 "Business Combinations." SFAS 141 eliminates the pooling-of-interests method of accounting for business combinations except for qualifying business combinations that were initiated prior to July 1, 2001. In addition, SFAS 141 further clarifies the criteria to recognize intangible assets separately from goodwill. The requirements of Statement 141 are effective for any business combination accounted for by the purchase method that is completed after June 30, 2001. The adoption of SFAS No. 141 will not have a material effect on the Company's financial position or results or operations.

In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." Under SFAS 142, goodwill and indefinite lived intangible assets are no longer amortized but are reviewed annually (or more frequently if impairment indicators arise) for impairment. Separable intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives (but with no maximum life). The amortization provisions of SFAS 142 apply to goodwill and intangible assets acquired after June 30, 2001. The adoption of SFAS No. 142 will not have a material effect on the Company's financial position or results of operations.

(2) PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at December 31:

                         CHAMPION BUSINESS SYSTEMS, INC.
                    NOTES TO FINANCIAL STATEMENTS - CONTINUED
                           DECEMBER 31, 2000 AND 1999


                                                          2000         1999
                                                          ----         ----
Computer equipment                                     $ 217,127    $ 199,810
Office equipment                                         186,330      177,915
Furniture and fixtures                                    30,114       30,114
Leasehold improvements                                     4,509        4,509
                                                       ---------    ---------
Total                                                    438,080      412,348
Less:  accumulated depreciation and amortization        (406,861)    (398,951)
                                                       ---------    ---------
    Property and equipment, net                        $  31,219    $  13,397
                                                       =========    =========

(3) LINE OF CREDIT - BANK

The Company has a $100,000 revolving line of credit with KeyBank National Association, which expires April 2001. Borrowings under the revolving line of credit bear interest at prime plus 1% (10.5% at December 31, 2000) and are secured by substantially all of the assets of the Company and the personal guarantee of stockholders of the Company. The revolving line of credit contains certain covenants the Company must maintain. Outstanding borrowings were $20,000 and $55,000 at December 31, 2000 and 1999. The revolving line of credit agreement was renewed subsequent to December 31, 2000 and has a current maturity date of May 2002.

(4) LONG-TERM DEBT

The Company has a note payable with Great Plains Software, Inc. (Great Plains) from the purchase of a software product in 1997. The note bears interest at 9%, is secured by the software acquired, subordinated to the revolving line of credit and is due June 2001. The Company is restricted from selling or transferring the software product until the loan is repaid in full. The outstanding balances of the note payable were $77,527 and $152,938 at December 31, 2000 and 1999. The Company has a separate agreement with Great Plains whereby they earn revenues for migrating customers to Great Plain's software products. The Company and Great Plains have verbally agreed to suspend payments on the note payable with revenues earned under the migration contract.

(5) STOCKHOLDERS' DEFICIT

CONVERSION OF PREFERRED STOCK - During the year ended December 31, 2000, the holders of the Company's outstanding convertible preferred stock converted their 572,700 shares into 1,000,000 shares of the Company's common stock.

SALES OF COMMON STOCK - During the year ended December 31, 2000, the Company sold a total of 2,200,000 shares of common stock during the year. The Company realized proceeds of $700,000 from these sales.

                         CHAMPION BUSINESS SYSTEMS, INC.
                    NOTES TO FINANCIAL STATEMENTS - CONTINUED
                           DECEMBER 31, 2000 AND 1999

STOCK OPTION PLAN - During 2000, the Company established the Champion Business Systems, Inc. 2000 Stock Option Plan (the Plan), pursuant to which awards to acquire an aggregate of 1,000,000 shares of the Company's common stock may be granted. Stock options and stock awards may be granted under the Plan. The options are exercisable for a period of five years from the date of grant and vest over various periods.

The Company applies APB Opinion 25 "Accounting for Stock Issued to Employees" and related Interpretations in accounting for its stock options. Accordingly, no compensation cost has been recognized for stock options issued. Had compensation cost for the Company's stock options been determined based on the fair value at the grant dates consistent with the method of SFAS No. 123 "Accounting for Stock-Based Compensation", the Company's pro forma net loss for the year ended December 31, 2000 would have been $624,967.

The fair value of each option granted was estimated on the date of grant using the following assumptions: risk-free interest rate of 6%, expected life of 5 years, and expected dividend yield of 0%. The Company's stock option activity for year ended December 31, 2000 is summarized as follows:

                                                                   Weighted         Range of
                                                                    Average          Option
                                                     Options    Exercise Price    Exercise Price
                                                     -------    --------------    --------------
  Granted                                            380,000            $.03            $.03
  Canceled or expired                                      0               -              -
  Exercised                                                0               -              -
                                                     -------            ----            ----
Options outstanding - December 31, 2000              380,000            $.03            $.03
                                                     =======            ====            ====
Options exercisable - December 31, 2000               95,000            $.03            $.03
                                                     =======            ====            ====
Weighted average fair value of options
 granted during the year ended December 31, 2000                        $.01
                                                                        ----

Options outstanding at December 31, 2000 have a weighted average remaining contractual life of 4.01 years.

(6) INCOME TAXES

The Company has incurred cumulative net operating losses for both financial statement and income tax reporting purposes. At December 31, 2000, the Company had net operating loss carryforwards of approximately $1.5 million and research and development credit carryforwards of approximately $425,000. Future changes in the ownership of the Company may place limitations on the use of these net operating loss and credit carryforwards. Following is a schedule by of year of when the net operating losses and research and development credits will expire:

                         CHAMPION BUSINESS SYSTEMS, INC.
                    NOTES TO FINANCIAL STATEMENTS - CONTINUED
                           DECEMBER 31, 2000 AND 1999

                                                            Research and
                                          Net Operating      Development
For the years ending December 31,             Loss             Credit
                                              ----             ------
  2002                                     $        0         $ 15,000
  2003                                              0           35,000
  2004                                              0           34,000
  2005                                        109,000           33,000
  2006                                              0           27,000
  2007                                        656,000           40,000
  2008                                              0           33,000
  2009                                              0           43,000
  2010                                              0           20,000
  2011                                              0           19,000
  2012                                          1,000           15,000
  2018                                         75,000           31,000
  2019                                         12,000           37,000
  2020                                        682,000           43,000
                                           ----------         --------
    Total carryforwards                    $1,535,000         $425,000
                                           ==========         ========

The Company has recorded a full valuation allowance against the net deferred tax asset of $960,000 and $680,000 at December 31, 2000 and 1999.


Reconciliation between the statutory income tax rate and the effective rate is as follows:



                                                2000            1999
                                                ----            ----
Federal statutory rate                         (35.0)%         35.0%
State income taxes, net of federal benefit      (3.0)%          3.0%
Research and development credits                (6.9)%        (13.6)%
Less: nondeductible research and development     2.4%           4.8%
Other                                           (2.4)%          0.0%
Change in deferred tax valuation allowance      44.9%         (29.2)%
                                               -----          -----
Total                                            0.0%           0.0%
                                               =====          =====



(7) RETIREMENT PLAN

The Company has a defined contribution plan under the provisions of Section 401(k) of the Internal Revenue Code, which covers employees meeting certain eligibility requirements. The Plan allows the Company to make discretionary contributions to the Plan. The Company did not make any contributions during the years ended December 31, 2000 and 1999.

(8) COMMITMENTS AND CONTINGENCIES

OPERATING LEASE - The Company leases space for its office facility under a lease expiring February 2003. Monthly base rents range between $11,247 and $17,115. In addition to base rents, the Company is required to pay its prorata share of operating expenses. Total rent expense was $172,929 and $136,780 for the years ended December 31, 2000 and 1999.

Future minimum rental payments are as follows for the years ending December 31:

                         CHAMPION BUSINESS SYSTEMS, INC.
                    NOTES TO FINANCIAL STATEMENTS - CONTINUED
                           DECEMBER 31, 2000 AND 1999

                2001                        $188,754
                2002                         204,402
                2003                          34,230
                                            --------
                    Total                   $427,386
                                            ========

(9) SUBSEQUENT EVENT

On September 18, 2001, the Company merged with and into Active IQ Technologies, Inc.

                         CHAMPION BUSINESS SYSTEMS, INC.
                                  BALANCE SHEET


                                                                       JUNE 30,
                                                                         2001
                                                                         ----
                                                                     (unaudited)
                        ASSETS
Current assets:
  Cash                                                               $   161,428
  Accounts receivable, net                                                55,736
  Inventories                                                             35,780
  Other current assets                                                    17,017
                                                                     -----------
    Total current assets                                                 269,961
                                                                     -----------
PROPERTY AND EQUIPMENT, NET                                               26,749
                                                                     -----------
OTHER ASSETS:
  Software development costs, net                                        499,344
  Other assets                                                            10,980
                                                                     -----------
    Total other assets                                                   510,324
                                                                     -----------
                                                                     $   807,034
                                                                     ===========
         LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Current portion of long-term debt                                  $    68,131
  Accounts payable                                                        36,218
  Deferred revenue                                                       774,876
  Other current liabilities                                               50,296
                                                                     -----------
    Total current liabilities                                            929,521
                                                                     -----------
STOCKHOLDERS' DEFICIT:
  Common stock, $.0001 par value, 50,000,000 shares authorized,
   6,633,849 shares issued and outstanding                                   663
  Additional paid in capital                                           1,508,892
  Accumulated deficit                                                 (1,632,042)
                                                                     -----------
    Total stockholders' deficit                                         (122,487)
                                                                     -----------
                                                                     $   807,034
                                                                     ===========


           See accompanying notes to condensed financial statements.

                         CHAMPION BUSINESS SYSTEMS, INC.
                            STATEMENTS OF OPERATIONS


                                                         SIX MONTHS ENDED
                                                         ----------------
                                                     JUNE 30,         JUNE 30,
                                                       2001             2000
                                                       ----             ----
                                                   (UNAUDITED)       (UNAUDITED)
REVENUES:
  Software and license fees, net                     $645,230       $  701,635
  Maintenance, consulting and other                    51,595           70,576
                                                     --------       ----------
    Total revenues                                    696,825          772,211
                                                     --------       ----------
OPERATING EXPENSES:
  Selling, general and administrative                 543,921          680,984
  Product development                                 103,736          188,077
  Amortization of software development costs           80,571          144,005
  Depreciation                                          4,470            3,546
   Total operating expenses                           732,698        1,016,612
                                                     --------       ----------
LOSS FROM OPERATIONS                                  (35,873)        (244,401)
                                                     --------       ----------
OTHER INCOME (EXPENSE):
  Interest income                                         330            2,425
                                                     --------       ----------
    Total other income (expense)                          330            2,425
                                                     --------       ----------
LOSS BEFORE INCOME TAXES                              (35,543)        (241,976)

PROVISION FOR INCOME TAXES                                  0                0
                                                     --------       ----------
NET LOSS                                             $(35,543)      $ (241,976)
                                                     ========       ==========


            See accompanying notes to condensed financial statements.

                         CHAMPION BUSINESS SYSTEMS, INC.
                       STATEMENT OF STOCKHOLDERS' DEFICIT
                     FOR THE SIX MONTHS ENDED JUNE 30, 2001

                                                  Common Stock       Additional paid in    Accumulated
                                               Shares       Amount       capital              Deficit           Total
                                               ------       ------       -------              -------           -----
BALANCE - DECEMBER 31, 2000                   6,383,849      $638       $ 1,501,417        $(1,596,499)      $ (94,444)

  Issuance of common stock (unaudited)          250,000        25             7,475                 --           7,500

  Net loss (unaudited)                               --        --                              (35,543)        (35,543)
                                              ---------      ----       -----------        -----------       ---------
BALANCE - JUNE 30, 2001 (UNAUDITED)           6,633,849      $663       $ 1,508,892        $(1,632,042)      $(122,487)
                                              =========      ====       ===========        ===========       =========


           See accompanying notes to condensed financial statements.

                         CHAMPION BUSINESS SYSTEMS, INC.
                            STATEMENTS OF CASH FLOWS


                                                             SIX MONTHS ENDED
                                                             ----------------
                                                         JUNE 30,         JUNE 30,
                                                           2001             2000
                                                           ----             ----
                                                       (UNAUDITED)      (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                              $ (35,543)      $(241,976)
  Adjustments to reconcile net loss to
  cash flows from operating activities:
   Amortization of software development costs              80,571         144,005
   Depreciation                                             4,470           3,546
    Changes in operating assets and liabilities:
     Accounts receivable, net                             (14,227)         33,994
     Inventories                                            8,428         (17,876)
     Other current assets                                   6,212           2,259
     Accounts payable                                     (55,700)            564
     Deferred revenue                                     246,126         288,047
     Other current liabilities                            (29,299)        (10,151)
                                                        ---------       ---------
      Cash flows from operating activities                211,038         202,412
                                                        ---------       ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment                           0         (11,011)
  Payments for software development costs                 (35,802)       (386,007)
                                                        ---------       ---------
      Cash flows from investing activities                (35,802)       (397,018)
                                                        ---------       ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net repayments on line of credit - bank                 (20,000)        (55,000)
  Payments on long-term debt                               (9,396)        (50,804)
  Redemption of common stock                                7,500         400,000
                                                        ---------       ---------
      Cash flows from financing activities                (21,896)        294,196
                                                        ---------       ---------
INCREASE (DECREASE) IN CASH                               153,340          99,590

CASH, BEGINNING OF PERIOD                                   8,088          53,057
                                                        ---------       ---------
CASH, END OF PERIOD                                     $ 161,428       $ 152,647
                                                        =========       =========


            See accompanying notes to condensed financial statements.

                         CHAMPION BUSINESS SYSTEMS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                  JUNE 30, 2001


(1) BASIS OF FINANCIAL STATEMENT PRESENTATION

The accompanying unaudited financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been consolidated or omitted pursuant to such rules and regulations, although management believes that the disclosures are adequate to make the information presented not misleading.

In the opinion of management, the unaudited financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position and results of operations. Results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or of the results for any future periods.

In preparation of the Company's financial statements, management is required to make estimates and assumptions that affect reported amounts of assets and liabilities and related revenues and expenses. Actual results could differ from the estimates used by management.

(2) REVENUE RECOGNITION

Product revenues are recognized upon shipment of the software product only if no significant Company obligations remain, the fee is fixed or determinable and collection of the resulting receivable is deemed probable. Revenue from services is recognized when the service is provided. Maintenance revenue is recognized ratably over the contract period. Deferred revenue represents payment received for maintenance contracts. Provisions are recorded for returns.

(3) SOFTWARE DEVELOPMENT COSTS

Statement of Financial Accounting Standards (SFAS) No. 86 "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed" requires software development costs to be expensed as incurred until technological feasibility is established. Software development costs incurred subsequent to establishing technological feasibility are capitalized and amortized over their estimated useful lives. The establishment of technological feasibility and the ongoing assessment of the recoverability of these costs requires considerable judgment by management with

                         CHAMPION BUSINESS SYSTEMS, INC.
                    NOTES TO FINANCIAL STATEMENTS - CONTINUED
                                  JUNE 30, 2001

respect to certain external factors such as anticipated future revenue, estimated economic life, and changes in software and hardware technologies. The Company capitalized software development costs of $35,802 and $386,007 during the six months ended June 30, 2001 and 2000.


(4) SUBSEQUENT EVENT

MERGER - On September 18, 2001, the Company merged with and into Active IQ Technologies, Inc.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION



Pursuant to an Agreement and Plan of Merger dated August 30, 2001 (the "Merger Agreement") by and among Active IQ Technologies, Inc. ("Active IQ" or the "Company"), CBS Acquisition, Inc., a wholly-owned subsidiary of the Company ("Merger Sub"), and Champion Business Systems, Inc. ("Champion"), Merger Sub merger with and into Champion with Champion remaining as the surviving corporation and a wholly-owned subsidiary of the Company. The Merger was effective September 18, 2001. As consideration for the Merger, the Company delivered to the former shareholders of Champion an aggregate of 299,185 shares of the Company's common stock, cash in the amount of $512,328 and promissory notes in the aggregate amount of $1,000,000. The promissory notes are payable in four equal installments each due on January 18, 2002, May 18, 2002, September 18, 2002 and January 18, 2003, respectively. The promissory notes are secured by the Company's shares of Champion stock.

The pro forma adjustments reflecting the consummation of the Transaction are based upon the purchase method of accounting and upon the assumptions set forth in the notes hereto. This pro forma information should be read in conjunction with the audited and unaudited financial statements and notes that are included in this document.

The pro forma adjustments do not reflect any operating efficiencies and cost savings which may be achievable with respect to the combined companies.

These pro forma financial statements do not purport to present results, which would actually have been obtained if the Transaction had been in effect during the period covered, or any future results which may in fact be realized.

                 ACTIVE IQ TECHNOLOGIES, INC. AND SUBSIDIARIES
                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                  JUNE 30, 2001


                                                                     ACTIVE IQ      CHAMPION
                                                                   TECHNOLOGIES,    BUSINESS
                                                                        INC.      SYSTEMS, INC.
                                                                     HISTORICAL    HISTORICAL      PURCHASE             PRO FORMA
                                                                   JUNE 30, 2001  JUNE 30, 2001   ADJUSTMENTS           COMBINED
------------------------------------------------------------------------------------------------------------------------------------
                                     ASSETS
CURRENT ASSETS:
  Cash and cash equivalents                                         $  5,288,845   $    161,428   $ (512,328)   (A)     $ 4,937,945
  Accounts receivable - trade, net                                        85,603         55,736                             141,339
  Note receivable                                                        500,000              0                             500,000
  Inventories                                                             57,638         35,780                              93,418
  Other current assets                                                    35,460         17,017                              52,477
                                                                    -------------  -------------  -----------           ------------
    Total current assets                                               5,967,546        269,961     (512,328)             5,725,179
                                                                    -------------  -------------  -----------           ------------


PROPERTY AND EQUIPMENT, NET                                              547,728         26,749            0                574,477
                                                                    -------------  -------------  -----------           ------------

OTHER ASSETS:
  Software development costs, net                                              0        499,344     (499,344)   (A)               0
  Acquired software developed                                            435,838              0      499,344    (A)         935,182
  Customer relationships                                                       0              0    1,318,700    (A)       1,318,700
  Noncompete agreement                                                         0              0      200,000    (A)         200,000
  Other assets, net                                                       74,745         10,980                              85,725
  Goodwill, net                                                        5,879,998              0    1,450,955    (A)       7,453,440
                                                                                                     122,487    (B)
                                                                    -------------  -------------  -----------           ------------
    Total other assets                                                 6,390,581        510,324    3,092,142              9,993,047
                                                                    -------------  -------------  -----------           ------------

                                                                    $ 12,905,855   $    807,034   $2,579,814            $16,292,703
                                                                    =============  =============  ===========           ============


                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
  Line of credit - bank                                             $     35,998   $          0   $                     $    35,998
  Current portion of notes payable - stockholders                        827,322              0      700,028    (A)       1,527,350
  Current portion of long-term debt                                            0         68,131                              68,131
  Deferred revenue                                                             0        774,876                             774,876
  Accounts payable                                                       350,472         36,218                             386,690
  Other current liabilities                                              375,787         50,296       50,000 (A) & (C)      476,083
                                                                    -------------  -------------  -----------           ------------
    Total current liabilities                                          1,589,579        929,521      750,028              3,269,128

DEFERRED REVENUE                                                         759,609              0                             759,609
LONG-TERM DEBT, NET OF CURRENT PORTION                                   737,663              0                             737,663
NOTE PAYABLE - CHAMPION BUSINESS SYSTEMS, INC. STOCKHOLDERS                    0              0      244,284    (A)         244,284
                                                                    -------------  -------------  -----------           ------------
    Total liabilities                                                  3,086,851        929,521      994,312              5,010,684
                                                                    -------------  -------------  -----------           ------------


STOCKHOLDERS' EQUITY (DEFICIT):
  Common stock                                                            97,500            663         (663)   (B)         100,492
                                                                                                       2,992    (A)
  Series B convertible preferred stock                                   365,000              0                             365,000
  Additional paid-in capital                                          15,799,738      1,508,892   (1,508,892)   (B)      17,259,761
                                                                                                   1,460,023    (A)
  Deferred compensation                                                 (269,852)             0                            (269,852)
  Warrants                                                               262,199              0                             262,199
  Accumulated deficit                                                 (6,435,581)    (1,632,042)   1,632,042    (B)      (6,435,581)
                                                                    -------------  -------------  -----------           ------------
    Total stockholders' equity (deficit)                               9,819,004       (122,487)   1,585,502             11,282,019
                                                                    -------------  -------------  -----------           ------------

                                                                    $ 12,905,855   $    807,034   $2,579,814            $16,292,703
                                                                    =============  =============  ===========           ============



        See accompanying notes to combined pro forma financial statements.

                  ACTIVE IQ TECHNOLOGIES, INC. AND SUBSIDIARIES
              UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000


                                                             ACTIVE IQ             CHAMPION
                                                           TECHNOLOGIES,           BUSINESS
                                                                INC.             SYSTEMS, INC.      PRO FORMA
                                                             HISTORICAL           HISTORICAL         PURCHASE          PRO FORMA
                                                         DECEMBER 31, 2000    DECEMBER 31, 2000    ADJUSTMENTS         COMBINED
                                                         -----------------    -----------------    -----------         --------
REVENUES
  Software and license fees, net                             $                   $   509,455       $         0       $   509,455
  Maintenance, consulting and other                                    0           1,197,615                 0         1,197,615
                                                             -----------         -----------       -----------       -----------
    Total revenues                                                     0           1,707,070                 0         1,707,070
                                                             -----------         -----------       -----------       -----------
OPERATING EXPENSES:
  Selling, general and administrative                          1,978,697           1,663,049                 0         3,641,746
  Depreciation and amortization                                  112,544             335,604         1,009,022 (D)     1,457,170
  Product development                                            609,344              12,843                 0           622,187
  Loss on disposal of assets                                     105,360                   0                 0           105,360
  Write-down of software due to impairment                             0             304,184                             304,184
                                                             -----------         -----------       -----------       -----------
    Total operating expenses                                   2,805,945           2,315,680         1,009,022         6,130,647
                                                             -----------         -----------       -----------       -----------
LOSS FROM OPERATIONS                                          (2,805,945)           (608,610)       (1,009,022)       (4,423,577)
                                                             -----------         -----------       -----------       -----------
OTHER INCOME (EXPENSE):
  Other income                                                     7,500                   0                 0             7,500
  Interest expense                                               (41,974)            (15,407)                0           (57,381)
                                                             -----------         -----------       -----------       -----------
    Total other expense                                          (34,474)            (15,407)                0           (49,881)
                                                             -----------         -----------       -----------       -----------
LOSS BEFORE INCOME TAXES                                      (2,840,419)           (624,017)       (1,009,022)       (4,473,458)

PROVISION FOR INCOME TAXES                                             0                   0                 0                 0
                                                             -----------         -----------       -----------       -----------
NET LOSS                                                     $(2,840,419)        $  (624,017)      $(1,009,022)      $(4,473,458)
                                                             ===========         ===========       ===========       ===========

BASIC AND DILUTED LOSS PER COMMON SHARE                      $     (1.65)                                            $     (2.22)
                                                             ===========                                             ===========
BASIC AND DILUTED WEIGHTED AVERAGE OUTSTANDING SHARES          1,717,731                               299,185 (E)     2,016,916
                                                             ===========                               =======       ===========


       See accompanying notes to combined pro forma financial statements.

                  ACTIVE IQ TECHNOLOGIES, INC. AND SUBSIDIARIES
              UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2001

                                                            ACTIVE IQ          CHAMPION
                                                          TECHNOLOGIES,        BUSINESS
                                                               INC.          SYSTEMS, INC.      PRO FORMA
                                                           HISTORICAL         HISTORICAL        PURCHASE           PRO FORMA
                                                          JUNE 30, 2001     JUNE 30, 2001      ADJUSTMENTS         COMBINED
                                                          -------------     -------------      -----------         --------
REVENUES:
  Software and license fees, net                           $         0       $   645,230       $         0       $   645,230
  Maintenance, consulting and other                            408,261            51,595                 0           459,856
                                                           -----------       -----------       -----------       -----------
    Total revenues                                             408,261           696,825                 0         1,105,086
                                                           -----------       -----------       -----------       -----------
OPERATING EXPENSES:
  Selling, general and administrative                        2,255,965           548,391                 0         2,804,356
  Depreciation and amortization                                703,570            80,571           504,511 (D)     1,288,652
  Product development                                          390,264           103,736                 0           494,000
  Loss on disposal of assets                                    57,678                 0                              57,678
                                                           -----------       -----------       -----------       -----------
    Total operating expenses                                 3,407,477           732,698           504,511         4,587,008
                                                           -----------       -----------       -----------       -----------
LOSS FROM OPERATIONS                                        (2,999,216)          (35,873)         (504,511)       (3,481,922)
                                                           -----------       -----------       -----------       -----------
OTHER INCOME (EXPENSE):
  Interest income                                               48,343               329                 0            48,672
  Interest expense                                              (9,277)                0                 0            (9,277)
                                                           -----------       -----------       -----------       -----------
    Total other income                                          39,066               329                 0            39,395
                                                           -----------       -----------       -----------       -----------
LOSS BEFORE INCOME TAXES                                    (2,960,150)          (35,544)         (504,511)       (3,500,205)

PROVISION FOR INCOME TAXES                                           0                 0                 0                 0
                                                           -----------       -----------       -----------       -----------
NET LOSS                                                   $(2,960,150)      $   (35,544)      $  (504,511)      $(3,500,205)
                                                           ===========       ===========       ===========       ===========
BASIC AND DILUTED LOSS PER COMMON SHARE                    $     (0.49)                                          $     (0.56)
                                                           ===========                                           ===========
BASIC AND DILUTED WEIGHTED AVERAGE OUTSTANDING SHARES        5,994,188                             299,185 (E)     6,293,373
                                                           ===========                         ===========       ===========


       See accompanying notes to combined pro forma financial statements.

                          ACTIVE IQ TECHNOLOGIES, INC.
           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
                                  JUNE 30, 2001




(1)      DESCRIPTION OF THE TRANSACTION

On August 30, 2001, Active IQ Technologies, Inc. (Active IQ or the Company) entered into a stock purchase agreement with Champion Business Systems, Inc. and the stockholders of Champion Business Systems, Inc., whereby Active IQ would purchase 100% of the common stock of Champion Business Systems, Inc. (the Transaction). The Transaction closed on September 18, 2001. The aggregate consideration Active IQ paid for the common shares of Champion Business Systems Inc. was 299,185 shares of common stock of Active IQ, cash of $12,328 issued to certain Champion Business Systems, Inc. stockholders, cash of $500,000 paid on September 18, 2001 and a $1,000,000 Promissory Note Payable. The Promissory Note Payable is payable as follows: (a) $250,000 on January 18, 2002 (b) $250,000 on May 18, 2002 (c) $250,000 on September 18, 2002 and (d) $250,000 on January 18,
2003, as evidenced by Promissory notes, secured by Company's shares in Champion Business Systems, Inc. (CBS).

The following unaudited combined balance sheet as of June 30, 2001 gives effect to the Transaction as if it occurred on June 30, 2001. The unaudited pro forma statements of operations give effect to the Transaction as if it occurred on January 1, 2000.

(2)      DESCRIPTION OF PRO FORMA ADJUSTMENTS

              (A) The carrying value assigned to goodwill and other intangibles is based on the purchase price over the amounts assigned to the identifiable assets acquired and liabilities of Champion Business Systems, Inc. The primary reason for the acquisition of Champion was to expand the Company's software and service support customer base and business. The factors contributing to goodwill principally based on the Company's belief that synergies would be generated through the combining of the Company's other software and service support with Champion's accounting packages. The total purchase including common stock issued of 299,185 was approximately $3,092,000 plus an allocation from software development costs to acquired software developed of approximately $499,000. Common stock was valued at $4.89 per share, the average of the closing bid and ask price for the Company's common stock 10 trading days before September 18, 2001 (the effective date of the acquisition of Champion). In addition, the Company did not issue any options or warrants in conjunction with the Champion acquisition.

              (B) The allocation of the purchase price is as follows:


                       Cash                                         $  512,328
                       Promissory Note Payable (1)                     944,312
                       Common stock (2)                              1,463,015
                       Add: estimated transaction costs                 50,000
                                                                   -----------
                                Total consideration                 $2,969,655
                       Less: Net tangible assets acquired             (621,831)
                                                                   -----------
                       Goodwill and other intangibles               $3,591,486
                                                                   -----------

                          ACTIVE IQ TECHNOLOGIES, INC.
           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
                                  JUNE 30, 2001




         The allocation to goodwill and other intangibles is as follows:


                  Customer relationships               $1,318,700
                  Acquired software developed             499,344
                  Noncompete agreements                   200,000
                  Goodwill                              1,573,442
                                                       ----------
                           Total                       $3,591,486
                                                       ----------

                  (1) The non-interest bearing Promissory Note Payable has been discounted by $55,688 for imputed interested at 7%.

                  (2) Pursuant to the terms of the stock purchase agreement the 299,185 shares of common stock of Active IQ issued in connection with the Transaction is determined by the average of the closing bid and ask prices during the ten trading days preceding the Effective Date, as reported on the Nasdaq SmallCap Market System (the Effective Date was September 18,
                  2001) ($4.89 per share). Therefore, the allocation of the common stock issued of $1,463,015 is $2,992 to common stock for the par value of shares issued and the balance of $1,460,023 to additional paid-in capital.

         (C) Reflects the elimination of Champion Business Systems, Inc. common stock, additional paid in capital and accumulated deficit in the amount of ($663), ($1,508,892) and $1,632,042, respectively. The net deficit of $122,487 was included in the amount allocated to goodwill.

         (D) The other accrued expenses adjustment represents the accrued estimated transaction costs to be incurred as a result of the Transaction. The costs are primarily the Company's legal, accounting, printing and similar expenses.


         (E) Reflects acquired software developed, customer relationships and noncompete arising from the Transaction amortized on a straight-line basis over two years. Pursuant to Statement of Financial Accounting Standards No. 142, goodwill recorded in a business combination after June 20, 2001 is not amortized but is reviewed based upon an impairment analysis. Amortization of acquired software developed, customer relationships and noncompete agreement for the year ended December 31, 2000 and the six months ended June 30, 2001 is $1,009,022 and $504,511, respectively.

         (F) Reflects additional common shares issued to Champion Business Systems, Inc. stockholders.

                                   SIGNATURES

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                     ACTIVE IQ TECHNOLOGIES, INC.



Date:  April 17, 2002                By: /s/ D. Bradly Olah
                                         -------------------------------------
                                         D. Bradly Olah
                                         President, Chief Executive Officer and
                                         Chief Financial Officer

                                  EXHIBIT INDEX


23.1  Consent of Virchow, Krause & Company, LLP